UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2008

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	000-27372	04-2114473
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

32 Hampshire Road Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

(603) 893-8778

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 14, 2008, StockerYale, Inc. (“StockerYale”) issued a press release announcing that it has extended the expiry time for its cash takeover bid for Virtek Vision International Inc. (“Virtek”) to 11:59 p.m. (Toronto time) on August 25, 2008. StockerYale also announced that on August 11, 2008 Virtek filed an application with the Ontario Securities Commission (the “OSC”) in which they questioned whether StockerYale has sufficient funds to finance the bid price. StockerYale does not agree with Virtek’s view and is extending the expiry time of the takeover bid while it is engaged in discussions with the OSC to resolve this issue. StockerYale also announced that MMCAP Int’l Inc., a Virtek shareholder that previously executed a lock-up agreement with StockerYale in connection with the takeover bid, informed StockerYale that it exercised its right to terminate the lock-up agreement. Furthermore, StockerYale announced that on Friday, August 8, 2008, StockerYale submitted an alternative written offer to the Board of Directors of Virtek that would provide higher value to Virtek shareholders.

A copy of the press release issued by StockerYale concerning the foregoing is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing of StockerYale, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information contained herein and in the accompanying exhibit shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 9.01.	Statements and Exhibits.

(d)	Exhibit 99.1 listed in the Exhibit Index immediately preceding such exhibit is furnished with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.
Date: August 15, 2008
	By:	/s/ Mark W. Blodgett
Mark W. Blodgett
President, Chief Executive Officer and Chairman of the Board

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of StockerYale, Inc., dated August 14, 2008